UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 ______________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2014

InterCloud Systems, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-32037	65-0963722
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1030 Broad Street Suite 102 Shrewsbury, NJ	07702
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (973) 630-5460

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐☐☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐☐☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐☐☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

InterCloud Systems, Inc., a Delaware corporation (the “Company,” “we,” “us” or “our”), entered into a Securities Purchase Agreement, dated July 1, 2014 (the “Purchase Agreement”), with 31 Group, LLC, a New York limited liability company (“31 Group”).

Pursuant to the Purchase Agreement, we issued to 31 Group (i) a convertible note in the aggregate original principal amount of $1,500,000, convertible at $6.37 per share, with a term of one year and an interest rate of 12% per annum (the “Note”), and (ii) a three-year warrant to purchase up to 58,870 shares of common stock at an exercise price of $7.25 per share (the “Warrant”). The maturity date of the Note may be extended at the option of the holder through the date that is twenty (20) business days after the consummation of a fundamental transaction (as defined in the Note) in the event that a fundamental transaction is publicly announced or a fundamental transaction notice (as defined in the Note) is delivered prior to the maturity date. In the event that we repay the Note in full on or prior to the 45th day after the date the Note is issued, the Warrant shall only be exercisable to purchase up to 47,096 shares of common stock.  In the event that we do not repay the Note in full on or prior to the 45th day after the date the Note is issued, 31 Group will receive a security interest in all assets of the Company.

The foregoing description of the Purchase Agreement, Note and Warrant does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of such agreements, copies of which are filed herewith as Exhibits 10.1, 10.2 and 10.3, respectively, and are incorporated by reference herein. The provisions of the Purchase Agreement, including the representations and warranties contained therein, are not for the benefit of any party other than the parties to such agreements and are not intended as documents for investors and the public to obtain factual information about our current state of affairs. Rather, investors and the public should look to other disclosures contained in our filings with the Securities and Exchange Commission.

In addition to the foregoing, on July 3, 2014, the Company obtained an unsecured $3.0 million interim revolving line of credit to provide working capital as well as cash to make the Company’s upcoming amortization payments pursuant to the Company’s 12% Convertible Debentures Due 2015.  The line has a maturity date of March 31, 2016, and bears interest at the rate of 1.5% per month on funds drawn.  The credit facility was provided by MMD Genesis LLC, an entity that is owned in part by the Company’s Chairman of the Board of Directors and Chief Executive Officer Mark Munro, as well as Mark Durfee, a member of the Company’s Board of Directors.  The credit facility enables the Company to reinvest cash-flow from operations to support the Company’s rapid growth.

Item 9.01.  Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Securities Purchase Agreement, dated as of July 1, 2014, by and between InterCloud Systems, Inc., a Delaware corporation, and 31 Group, LLC, a New York limited liability company.

10.2
Convertible Note, dated as of July 1, 2014, in the original principal amount of $1,500,000, issued by InterCloud Systems, Inc., a Delaware corporation, to 31 Group, LLC, a New York limited liability company.

10.3	Warrant, dated as of July 1, 2014, to purchase up to 58,870 shares of Common Stock, issued by InterCloud Systems, Inc., a Delaware corporation, to 31 Group, LLC, a New York limited liability company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 8, 2014	INTERCLOUD SYSTEMS, INC.

	By:	/s/ Mark E. Munro
		Name:	Mark E. Munro
		Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Securities Purchase Agreement, dated as of July 1, 2014, by and between InterCloud Systems, Inc., a Delaware corporation, and 31 Group, LLC, a New York limited liability company.

10.2
Convertible Note, dated as of July 1, 2014, in the original principal amount of $1,500,000, issued by InterCloud Systems, Inc., a Delaware corporation, to 31 Group, LLC, a New York limited liability company.

10.3	Warrant, dated as of July 1, 2014, to purchase up to 58,870 shares of Common Stock, issued by InterCloud Systems, Inc., a Delaware corporation, to 31 Group, LLC, a New York limited liability company.